Exhibit 99
Joint Filing Information

The address of Prudential Financial, Inc. is
751 Broad Street, Newark, NJ 07102.

The address of Prudential Legacy Insurance Company of
New Jersey is 751 Broad Street, Newark, NJ 07102.